Exhibit 1

For Immediate Release

December 7, 2006

CanWest Files Annual Financial Statements

WINNIPEG: CanWest Global Communications Corp. has filed its Annual Report to Shareholders and Form 40-F with the Securities and Exchange Commission. Both of these documents are available online at CanWest Global Communications Corp.’s website at www.canwestglobal.com and the Form 40-F is also available online at www.sec.gov.

As well anyone who wishes to receive a hard copy of the Company’s complete audited financial statements, free of charge, may contact CanWest at 204-956-2025 or through email to rhooper@canwest.com.

CanWest Global Communications Corp. (www.canwestglobal.com), (TSX: CGS and CGS.A, NYSE: CWG) an international media company, is Canada’s largest media company. CanWest is Canada’s largest publisher of daily newspapers and also owns, operates and/or holds substantial interests in conventional television, out-of-home advertising, specialty cable channels, web sites and radio stations and networks in Canada, New Zealand, Australia, Turkey, Singapore, Indonesia, Malaysia, the United Kingdom and the United States.

For further information contact:

Geoffrey Elliot

Vice President, Corporate Affairs

Tel: (204) 956-2025

Fax: (204) 947-9841

gelliot@canwest.com